KRAIG BIOCRAFT LABORATORIES, INC.

ADDENDUM TO THE

EMPLOYMENT CONTRACT: KIM K. THOMPSON

THIS ADDENDUM to the EMPLOYMENT CONTRACT ("Agreement") dated the April
26, 2006, between Kraig Biocraft Laboratories, inc., a Wyoming corporation (the
"Company") and Km Thompson, an individual ("Executive", "Employee" or "Mr.
Thompson") is dated November 6, 2006,

The Board of Directors of the Company (the "Board") and Executive each desires that the EMPLOYMENT CONTRACT be modified and amended by this ADDENDUM as described below. \

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained in this ADDENDUM , and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 4, subsection C of the EMPLOYMENT CONTRACT, titled Stock and Warrants, shall be deleted, and no stock warrants or stock options shall be issued or owing to Mr. 'Thompson pursuant to former section 4(c). Pursuant to the deletion of said paragraph 4 (c), all references to the granting or vesting of stock warrants in section 4 (g), or otherwise in the Employment Contract, are rendered meaningless and void, and such is the intention of the parties entering into this addendum.

Section 8. titled Termination by Company, shall be amended to increase the referenced severance allowance to $600,000, or seventy five percent (75%) of the total salary compensation Executive would have been entitled to for the remainder of his Term of employment, whichever is greater,

Section 9. titled Notice of Termination shall be amended to require that any notice of termination must, in order to be effective, be accompanied by a tendering of the severance allowance specified in Section 8.

Section 12. titled Death Benefit shall be amended to increase the referenced death benefit to three hundred thousand dollars ($300,000) or thirty percent (35%) of the total salary compensation Executive would have been entitled to for the remainder of his Term of employment, whichever is greater.

1

IN WITNESS WHEREOF, the parties hereto have executed this Addendum under seal the dayand year above first written.

Executive	Company

/s/ Kim Thompson	/s/ Kim Thompson
Kim Kraig Thompson	Kim Kraig Thompson
C.E.O.
On behalf of Kraig Biocraft Laboratories, Inc.

2

KRAIG BIOCRAFT LABORATORIES, INC.

EMPLOYMENT CONTRACT: KIM K. THOMPSON

THIS EMPLOYMENT CONTRACT ("Agreement") is dated as of the 26th day of April, 2006, by and between Kraig Biocraft Laboratories, Inc., a Wyoming corporation (the "Company') and Kim Thompson, an individual ("Executive'', "Employee" or “Mr. Thompson").

The Board of Directors of the Company (the "Board") and Executive each desires that Executive furnish services to the Company on the terms and conditions hereinafter set forth. The parties enter into this agreement setting forth the terms and conditions of the employment of the Executive with the Company,

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained in this Employment Contract, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.  Term. The term of Executive's employment under this Agreement shall be for a period of five (5) years, commencing on May 1, 2006 and ending on April 30, 2011, unless further extended or sooner terminated as hereinafter provided.

On April 30, 2007 and on the last day of April of each year thereafter, the Term shall be automatically extended for five (5) years, so that at all times, the Term on each April 30 during the duration of this Agreement shall be an unexpired period of five (5) years. The last day of the Term, as from time to time extended, is hereinafter referred to as the "Expiration Date." The Company or Executive may elect to terminate the automatic extension of the Term set forth in this section by giving written notice of such election on or before April 30 of any calendar year Upon the giving of such notice, Executive's employment under this Agreement shall terminate on the Expiration Date (as last extended).

3.  Position and Duties. During the Term of this Agreement, Executive shall be employed as Chief Executive Officer of the Company. Inthis capacity Executive shall have overall authority for the management of the business of the Company and the subsidiaries and affiliates of the Company of which he serves as Chief Executive Officer, Executive hereby accepts such employment and agrees to perform the customary duties of a Chief Executive Officer and accepts such other duties as may be set forth herein,

4.  Compensation and Related Matters.

a. Base Salary. As compensation for the performance by the Executive of his duties hereunder, the Company shall pay the Executive a annual base salary of $185,000 for the period commencing May 1, 2006 through and including December 31, 2006, which base pay shall be increased each January 1st for the subsequent twelve (12) month periods by six percent (6%). Company acknowledges that the base salary is less than Mr. Thompson's customary remuneration and that Mr. Thompson is entering into this agreement in part due his perception of the future value of warrants and deferred, delayed and bonus compensation. Mr. Thompson informs the Company, and the company hereby acknowledges that Mr. Thompson is entering into this agreement and will be performing the services to the Company as contemplated herein, in reliance on the promises and representations of the Company as described in this Agreement. Company further acknowledges that it is the Company's intention that Mr. Thompson so rely upon these promises and that this Agreement is offered by the Company as an inducement for Mr. Thompson to take on the role of Chief Executive Officer.

b.  Annual Bonus/Incentive Compensation. In addition to the compensation described in subparagraph a. above, Executive may receive such additional compensation, if any, in the form of an annual incentive bonus, as may be approved by the Company's Board of Directors.

c.  Stock and Warrants. Executive will receive additional compensation in the form of warrants on the Company stock as a performance incentive. Executive will receive: 1) a five year warrant On 700,000 shares of the Company's common stock at an aggregate exercise price of $150,000; 2) a eight year warrant on $1,500,000 shares of the Company's common stock at an aggregate exercise price of $500,000: 3) a nine year warrant On 2.000,000 shares of the Company's common stock at an aggregate exercise price of $800,000 Those warrants are fully vested as of the date of this agreement.

d.  Life andDisability Insurance Premium. COMPANY shall pay Executive's premium on his personal life insurance policy for the period [he or she] performs the duties of EXECUTIVE. EXECUTIVE shall receive disability insurance in an amount which is reasonable and commercially customary.

e.  Vacation and sick leave. Paid vacation of four (4) weeks per year, which vacation shall be taken at such times as are mutually convenient to Executive and the Company. Paid sick leave for up to 21 days per year.

f.  Medical and Dental Insurance. COMPANY shall either provide to EXECUTIVE and pay the full premium for a comprehensive family health medical and dental insurance policy or if EXECUTIVE elects to provide [his or her] own hearth insurance, pay to EXECUTIVE an amount equal to the cost of providing said comprehensive family health insurance policy.

g.  Performance Bonus Compensation. In addition to any other compensation paid to EXECUTIVE, COMPANY shall pay EXECUTIVE the following compensation and bonuses in accordance with the criteria set Forth below;

1. Upon the Company's successful laboratory development of a new silk fiber composed of one or more proteins that are exogenous to a host and one or more proteins that are endogenous to a host, the company will: 1) Release Executive from the condition subsequent on a eight year warrant on 500,000 shares of the company stock at an aggregate exercise price of $100,000 and, 2) raise Executive's base pay by 14%.

2. Upon the Company's successful laboratory development of a new silk fiber composed of two ormore proteins that are exogenous to a host, whether or not combined with one or more proteins that are endogenous to a host, the company will: 1) Release Executive from the condition subsequent on a eight year warrant on 600.000 shares of the company stock at an aggregate exercise price of $110,000, and: 2) raise Executive's base pay by 15%.

3. Upon the Company's successful laboratory development of a new silk fiber composed, at least in part, of one or more synthetic proteins, the company will 1) Release Executive from the condition subsequent on a eight year warrant on 900,000 shares of the company stock at an aggregate exercise price of $160,000, and; 2) raise Executive's base pay by 18%.

4. Upon the Company's successful laboratory development of a new silk fiber composed, at [east in part, of one or more proteins that are genetic modifications or induced mutations of a host silk proteins, the company will raise Executive's base pay by 8%.

5. Upon the Company's successful laboratory development of two out of three of the silk fibers referenced in subsections 1, 2 and 3 above, rite Board of Directors meet (within 60 days of said event) and consider what bonus compensation would be appropriate and suitably rewarding to Executive under the totality of the circumstances.

6. Upon the Company's becoming either a registered company (in the United States or any foreign jurisdiction) or upon its stock being traded on the pink sheets or the OTC Bulletin Board, and upon the Company's achieving an average market capitalization over a 120 calendar day period, in excess of $35,000,000 the company will raise Executive's base pay to $225,000, It Executive's base pay is less than that amount at the time.

7. Upon the Company's becoming either a registered company (in the United States or any foreign jurisdiction) or upon its stock being traded on the pink sheets or the OTC Bulletin Board, and upon the Company's achieving en average market capitalization over a 91 calendar day period, in excess of 565,000,000 the company will raise Executive's base pay to $260,000, if Executive's base pay is less than that amount at the time.

8. Upon the Company's becoming either a registered company (in the United States or any foreign jurisdiction) or upon its stock being traded on the pink sheets or the OTC Bulletin Board, and upon the Company's achieving an average market capitalization over a 91 calendar day period, in excess of $100,000,000 the company will raise Executive's base pay to $290,000, if Executive's base pay is loss than that amount at the time.

9. Upon the Company's becoming either a registered company (in the United States or any foreign jurisdiction) or upon its stock being traded on the pink sheets or the OTC Bulletin Board, and upon the Company's achieving an average market capitalization over a 120 calendar day period, in excess of $200,000,000 the company will raise Executive's base pay to $365,000, if Executive's base pay is less than that amount at the time.

10.Upon the Company's becoming either a registered company (in the United States or any foreign jurisdiction) or upon its stock being traded on the pink sheets or the OTC Bulletin Board, and upon the Company's achieving an average market capitalization over a 150 calendar day period, in excess of $350,000,000 the company will raise Executive's base pay to $420,000, if Executive's base pay is less than that amount at the time.

The warrants described in this subsection (9) are in addition to any warrants issued outside of this subsection (g) and are fully vested as of the date of this agreement, but their exercise, in the absence of satisfying the respective criteria set forth above, is subject to the following conditions subsequent: 11 Executive exercises the warrants described in this subsection (g) without first satisfying the above described criteria, the exercise shall be subject to the condition that Executive First provide the Company with a written right to redeem any such shares at the exercise price. Such a right of redemption shall be for a period of seven years. The criteria will be deemed not to have been met, if not met within 120 days of the termination of Executives employment, for any reason.

The events referenced in subsections I, 2 and/or 3 above will be deemed to have occurred and the criteria satisfied when verified in an opinion letter from any one of the following: Dr. Macomb Fraser, Dr, Randolph Lewis, or an independent laboratory of Company's choosing.

h. Retirement Plan. The Company will make reasonable commercial efforts to adopt a retirement benefit plan, which will include Executive, which is reasonable and comparable to such plans as are customary in Company's industry.

5. Reimbursement of Expenses. The Executive may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, meals, and similar items. The Company shall reimburse Executive for all business expenses after the Executive presents an itemized account of expenditures, pursuant to Company policy. The company will cause to be issued a corporate credit card which Executive can use for company business. Executive agrees that he will reimburse the company for an charges he makes on said credit account to the extent that such are not reasonably connected to the company's business as contemplated herein. The Company will make any request for reimbursement from Executive in writing and within fifty (50) days of the disputed expenditure. Any request or demand by the Company to Executive for reimbursement of expenditures is waved if not made within fifty days of the date the expenditure was made. No action will be brought or maintained by the Company against Executive, either in a court of law or in arbitration, or otherwise, to recover expenses, if the Company has not complied with this section 5.

6.  Devotion to Company. The Executive will devote substantially his furl time, attention, and energies to the business of the Company, its affiliates and subsidiaries during this employment. The Company understands that Executive is engaged in other business, and Executive is not prohibited from an active involvement in the operation of said business, however the parties do anticipate that Executive will devote substantially his full time not less than 70% of his work time) to Company.

7.  Termination by Executive. Executive may terminate his employment hereunder by giving thirty clays written notice to the Company, in which event such termination shall become effective at the end of the notice period, or earlier as may be specified by the Company after receipt of Executive's Notice of Termination.

8.  Termination by Company. With or without cause, the Company may terminate Executive's employment at any time prior to the expiration of the five year term upon 60 days' written notice to the Executive. The Executive will be paid his/her regular salary up to the date of termination. In addition, the Company will pay the Executive on the date of the termination a severance allowance of $400,000, or sixty five percent (65%) of the total salary compensation Executive would have been entitled to for the remainder of his Term of employment, whichever is greater. The Company will pay any required withholding tax on said severance allowance without deducting the same from the amount to be paid to Executive, If two out of the three conditions set fourth in section 4 (g) sub parts 3, 4 and 5 have been met by the time of said termination, or are met within 120 days subsequent to such termination, the severance allowance will be increase by $100,000.

9.  Notice of Termination. Any purported termination of the Executive's employment shall be communicated by written Notice of Termination to the other party hereto. If such notice is served by the Company on the Executive, to be effective, it must include the signatures of the majority of the board of directors approving such termination and thanking Executive for his service to date.

10.  Termination Benefits, Upon the expiration or termination of this Agreement or Executives employment, by either party for any reason, Company shall continue to provide Executive with life and disability insurance and family health insurance described above for a period of thirty six (36) months from said termination/expiration. Company will make all reasonable efforts to allow Executive to continue such coverage thereafter at Executives own expense, This provision is in addition to the health benefits provided in section 11 below. This provision shall survive the expiration or termination of this agreement for any reason.

11.  Health Benefit. During the life of Executive and also during the life of his spouse, Company shall provide Executive and his spouse accident and health insurance policies or programs reasonably comparable to those in effect on the date of termination. or Executive and his spouse shall be entitled to be paid an amount equal to the premiums which would be incurred for the purchase of accident and health insurance coverage comparable to that in effect on the Date of Termination. In addition, Company shall provide Executive with life and disability insurance policies in an amount not less than that in effect on the Date of Termination or Executive shall be entitled to be paid an amount equal to the premiums which would be incurred for the purchase of comparable coverage_ This provision shall survive the expiration or termination of this agreement for any reason.

12.       Death Benefit. Should Executive die during the term of employment, the Company shall pay to Executive's designee, the greater of eighty thousand dollars ($80,000) or thirty percent (26%) of the total salary compensation Executive would have been entitled to for the remainder of his Term of employment, whichever is greater, Company will also continue to pay the medical and health benefits for Executive's family for a period of eight (B) years, in addition to the benefits to Executives spouse, provided in section 11 above.

13.        Consulting Agreement.

a.               Upon the expiration or termination of this agreement for any reason, or by either party, Company agrees that it will employ Executive as a consultant for a period of six (6) years and at a rate of 54,000 per month, with a rate increase on January 1*I. 2009, and each January thereafter of three percent (3%).Inhis capacity as consultant, Executive will make himself available, as may be required by the Company, for up to 8 hours per month at such times and dates as are mutually convenient. Executive may perform these services by telecommunications from such locations as are convenient to him. In the event of the death of Executive, Executive's designee shall receive a monthly death benefit, from Company, equal to the amount of such consultancy, and for the full term or remainder of the term of the consultancy. Executive may resign from said consultancy position upon providing Company with thirty (30) days written notice. This provision shall survive the expiration or termination of this agreement for any reason.

b.               In the event that Company achieves gross sales of ten million dollars ($10,000,000) or more, or one million dollars ($1,000,000) or more in net income, in any two years within ten (10) years of the date of this agreement, or upon the Company's achieving an average market capitalization over a 180 calendar day period, in excess of $45,000,000 within six (6) years of the date of this agreement, then the consulting period will be for ten (10) years (with payments guaranteed for the full 10 years to designee in the event of Executive's death during the term thereof), This provision shall survive the expiration or termination of this agreement for any reason.

c                In the event that Company achieves gross sales of nineteen million dollars ($19,000,000) or more, or three million dollars ($3,000,000) or more in net income, in any two years within twelve (12) years of the date of this agreement, or upon the Company's achieving an average market capitalization over a 180 calendar day period, in excess of $65,000,000 within six (6) years of the date of this agreement, then the consulting period will be for the life time of Executive and his spouse (joint life with payments guaranteed for 20 years to designee in the event both predecease the twenty year period), and the consulting rate will be increased to $0,500 per month, with a three percent (3%) increase on January 1st 2009, and each January 1st  thereafter, This provision shall survive the expiration or termination of this agreement for any reason.

d.               In the event that Company achieves gross sales of thirty eight million dollars ($38,000,000) ormore, or six million dollars ($6,000,000) or more in net income, in any two years within twelve (12) years of the date of this agreement, or upon the Company's achieving an average market capitalization over a 180 calendar day period, in excess of $120,000,000 within six (6) years of the date of this agreement, then the consulting period will be for the life time of Executive and his spouse (joint life with payments guaranteed for 20 years to designee in the event both predecease the twenty year period), and the consulting rate will be increased to 510,000 per month, with a three percent (3%) increase on January lst 2009, and each January 1st thereafter. This provision shall survive the expiration or termination of this agreement for any reason.

e.               In the event that Company achieves gross sales of fifty nine million dollars ($59,000,000) or more, or nine million dollars ($9,000,000) or more in net income, in any year within twelve (12) years of the date of this agreement, or upon the Company's achieving an average market capitalization over a 180 calendar day period, in excess of $210,000,000 within six (6) years of The date of this agreement, then the consulting period will be for the life time of Executive and his spouse (joint life with payments guaranteed for 20 years to designee in the event both predecease the twenty year period), and the consulting rate will be increased to $15,000 per month, with a three percent (3%) increase on January 1st. 2009, and each January 1st thereafter, This provision shall survive the expiration or termination of this agreement for any reason.

f.               In the event that Company achieves gross sales of seventy eight million dollars ($78,000,000) or more, or twelve million dollars ($12,000,000) ormore in net income, in any year within twelve (12) years of the date of this agreement, or upon the Company's achieving an average market capitalization over a 150 calendar day period, in excess of $320,000,000 within six (6) years of to date of This agreement, then the consulting period will be for The life time of Executive and his spouse (joint life with payments guaranteed for 20 years to designee in the event both predecease the twenty year period), and the consulting rate will be increased to $20,000 per month, with a three percent (3%) increase on January 1st 2009, and each January 1st thereafter. This provision shall survive the expiration or termination of this agreement for any reason.

g.  The Company agrees that as it becomes commercially reasonable to do so, Company will fund this provision through the purchase of annuities, which shaft name Executive and his spouse as joint life beneficiaries and his designees as the alternative beneficiaries.

h.  Net income as used in this section refers to net income as defined by the generally accepted accounting practices then in place in the United States of America, or cash flow, whichever is greater.

i.        Executive's rights to this consulting provision and the benefits thereof are fully vested as of the date of this Agreement, and any conditional event as described in this section, including Company's gross sales or net income events shall be interpreted as conditions subsequent to the vesting of the relevant benefits.

14.  CHOICE OF LAW.  It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and under the Laws of the State of Michigan.

15.  DISPUTED COMPENSATION. In the event that the Company should at any time dispute any payment or vesting of compensation as provided herein to executive, Company agrees that it will provide Executive with a timely and immediate written notice of such dispute detailing the specific compensation that it disputes and detailing all of the legal reasons and the detailed factual basis for its objection thereto. Such written notice will be provided to Executive in advance of the payment or vesting of any such disputed payment to Executive. Providing such a notice does not eliminate or obviate the Company's responsibility to make such a payment of compensation, its dispute or objection notwithstanding.

In the event that the reasons for the dispute or objection arise after the disbursement or vesting of such compensation to Executive, then Company agrees that it will provide notice to Executive at the earlier of twenty one (21) days from the date of any such disbursement or vesting if Company knew or reasonably should have known of the basis for such an objection within seven (7) days of such disbursement or vesting, or if Company did not know or reasonably could not be expected to known of the basis for such an objection, within one hundred and thirty one (131) days of the disbursement, payment or vesting of such benefit. Any request or demand by the Company for reimbursement of compensation paid to Executive pursuant to this agreement is waved if not made within the limitation period described in this paragraph. No action will be brought or maintained by the Company against Executive, either in a court of law or in arbitration, or otherwise, to recover compensation paid to executive if the Company has not complied with this section 15.

Under no circumstances will any action will be brought or maintained by the company against executive, either in a court of law or in arbitration, or otherwise, to recover compensation already vested or paid to executive, even if prior notice of the dispute or objection as described above has been served, if more than three hundred and sixty five (365) days have passed since the payment or vesting which the company would otherwise seek to recover or overturn.

This section 15 shall not apply to any compensation that Executive should receive that is over and above the compensation specifically described in this Agreement.

16.         NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

17.  PARAGRAPH HEADINGS. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

18.  COMPLETE AGREEMENT, This Agreement contains the complete agreement concerning the employment arrangement between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representation including the execution and delivery of this Agreement except such representations as are specifically set forth in this Agreement and each of the parties acknowledges that [he or she] or it has relied on its own judgment in entering into this Agreement. The parties further acknowledge that any representations that may have been made by either of them to the other prior to the date of executing this Agreement are of no effect and that neither of them has relied thereon in connection with [his or her] dealings with the other.

19.  INDEMNIFICATION. Company shall indemnify Executive against any and all expenses, including amounts paid upon judgments, counsel fees, environmental penalties and fines, and amounts paid in settlement (before or after suit is commenced),incurred by the Executive in connection with [his or her] defense or settlement of any claim, action, suit or proceeding in which [he or she] is made a party or which may be asserted against [him or her} by reason of [his or her] employment or the performance of duties in this Agreement or as an officer ordirector of the Company or otherwise in connection to the Company.  Such indemnification shall be in addition to any or rights to which Executive may be entitled under any law, the articles of incorporation, the bylaws, any agreement, or otherwise. This provision shall survive the expiration or termination of this agreement for any reason,

20.  Assumption of Agreement by Company's Successors and Assignees. The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

21.       Legal Fees. Inthe event of any dispute or proceeding arising under this Agreement where the Executive is ultimately the substantially prevailing party, the Company shall promptly reimburse Executive for all costs, including without limitation, the reasonable attorneys' fees of any attorney of the Executive's choosing, incurred by the Executive in any such dispute or proceeding arising under this Agreement.

22.       Assignment. This Agreement shall not be assignable by either party without the prior written consent or the other party, However:

(1)  It may be assigned by the Company to any person or entity acquiring all or substantially all of the assets thereof, however Company will remain as a guarantor of obligations hereunder: and

(2)  It may be assigned by Executive as to his right to payment, but not as to any of his obligations hereunder; and

23,  Severability of Provisions. If any of the provisions of this Agreement or the application of any such provision shall for any reason be held invalid by a court of competent jurisdiction, such invalidity shall not affect or impair any other provision, it being the intention of the parties that such other provisions shall be and remain in full force and effect.

24,  Notices. Ali notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall deemed to have been given at the time when mailed at any office of the United States Postal Service enclosed in a certified postage-paid envelope addressed to the respective party at the addresses set forth below (together with an electronic copy to the designated e-mail addresses listed below if notice is being served on Executive) or to such changed address as such party may have fixed by notice to the other party, provided, however, that any notice or change of address shall be affected only upon receipt and further provided that any notice may be personally delivered to the respective party by the party giving notice in lieu of being mailed.

If to Company:	Kraig Biocraft Laboratories, inc. Attention: CORP 95 109 E 17th Street, Suite 7 Cheyenne, WY 82001
If to Executive:

Either party may waive this notice provision by providing a written acknowledgement to the other party that the first party has received effective notice.

25.        Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, and any corporation which may acquire all or substantially all of the Company's assets or into which the Company may be consolidated or merged, and shall inure to the benefit of Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts, warrants, and other compensation, to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designee, or, if there be no such designee, to the Executive's estate.

26.   Exercise of Warrants. Ail warrants described herein shall contain customary cashless exercise and net issue features allowing the exercise price to be paid by a deduction of the number of shares, which is equivalent in value to the aggregate exercise price, from the equity to be received on exchange, The Company will also authorize Executive the alternative or tendering a six year promissory note as payment for such exercise price. Such note shall be secured entirely by a security interest in the stock which is received in exchange, and Company's recourse shall be limited to said security interest. Said note will allow interest to accrue, until maturation, at the annual rate of 6.1%. All such stock issued shall have the same registration rights, if any, of the Company's founder's stock.

27.  Effect of Prior Agreements, This agreement does not supersede, nor shall it be interpreted as conflicting with, the Stock Purchase and intellectual Property Agreement entered into between the parties and dated April 26, 2006.

28.  Settlement by Binding Arbitration. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by binding arbitration in accordance with the rules of JAMS. Said arbitration shall be before a single arbitrator whose decision shall be binding and final. Unless the parties agree otherwise, the arbitration shall be held in the JAMS offices in Chicago, Illinois. Judgment upon the award rendered may be entered in any court with jurisdiction. In the event that the dispute involves the withholding by the Company or the refusal to pay by the Company of any compensation due under the provisions of this agreement to Executive, his spouse, family or designee, and such Executive, his spouse, family ordesignee are the prevailing or substantially prevailing parties, the Arbitrator shall award pm judgment interest on any such compensation atthe annual rate of 14% or the maximum amount allowable under the law if less than /4%.

29. Vesting of compensation and benefits. Executive's (and where applicable Executive’s Spouse's and Designee's) right(s) to the compensation and benefits described in this Agreement are fully vested as of the date of this Agreement. The conditional events described in numbered paragraphs 4 (g) and 13 shall be interpreted as conditions subsequent, and shall not be interpreted as providing any conditionality and the immediate vesting of the benefit as of the date of this Agreement.

30.  Bankruptcy, Security and Liens. It is the intention of the parties that to the greatest extent allowable under the law, the rights and obligations of this employment agreement shall not be waved or subordinated by any bankruptcy. The parties further agree that the obligations of Company hereunder are secured by the Company's assets including its intellectual property. In furtherance of this provision, the Company will, upon request from Employee, file or cause to be filed such liens and notices of Employees security interests in said assets.

31.       No Attorney—Client Relationship. No Attorney—Client Confidentiality. Company's Waiver Of Conflicts.It is not the intention of the parties to create by this Agreement or through the employment relationship between them any attorney–client relationship, and Company specially disavows and rejects any such relationship. Executive will be employed in the capacity of Chief Executive Officer of the Company, and will use his skills and talents on the Company's behalf in his capacity as C.E.O. Nothing in this Agreement, in the employment relationship or in Executive's performance of his duties shall be deemed to create an attorney-client relationship with the Company, its shareholders, or its Board of Directors. Company specifically waves any such attorney client relationship. Company has no expectation of attorney client confidentiality in regard to this relationship and specifically waves any such attorney–client confidentiality with Executive. Executive is not an attorney for the Company, and his actions as an officer or director or shareholder shall not be interpreted as the actions of the Company's attorney.

Similarly, Company has no expectation that the rules pertaining to conflicts of interests of attorneys, or any other rules relating to the engagement of attorneys apply to this employment relationship. The Company specifically waves any and all such conflicts. Neither will Executives performance of his duties, including without limitation, his role in advising, negotiating, drafting of documents and contracts, preparing and filing governmental notices, documents or fillings, recommending or taking action on behalf of the Company, appearing in pro say on behalf of the company, or any other service which is performed in his capacity as an officer or director of the company bedeemed to constitute the giving of legal advice. Company acknowledges that if it is at any time in need of, or desires, legal advice or legal services it must retain outside attorneys to render such advice or service. This provision may only be waved in a writing signed by both parties which explicitly and conspicuously states both the party's intention to waive this numbered paragraph 31.

32.  Execution in Counterparts. This Agreement may be executed by the parties hereto signing the same instrument, or by each party hereto signing a separate counterpart or counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument The parties agree that documents executed by facsimile or electronic transmission shall be acceptable in this transaction, and the signatures thereof shall have the same force and effect as original signatures.

33.  Waiver. The failure of any party to insist in any one or more Instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or conditions, but the obligations of either party with respect thereto shall continue in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year above first written.

Executive	Company

/s/ Kim Thompson	/s/ Kim Thompson
Kim Kraig Thompson	Kim Kraig Thompson
C.E.O.
On behalf of Kraig Biocraft Laboratories, Inc.